EXHIBIT 4.20

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of each class of securities of SOBR Safe, Inc. (the “Company”) outstanding as of December 31, 2025. The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended Certificate of Incorporation and our Amended and Restated Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2025. You should refer to our Articles of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law for a complete description.

Common stock, par value $0.00001 per share (the “Common Stock”) is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SOBR.”

Authorized Capital Shares

Our authorized capital stock consists of 100,000,000 shares of Common Stock, and 25,000,000 shares of blank check preferred stock, par value $0.00001 per share, of which 3,000,000 shares are designated as Series A Convertible Preferred Stock, 2,000,000 shares are designated as Series A-1 Convertible Preferred Stock, and 3,000,000 shares are designated as Series B Convertible Preferred Stock.  There are no shares of preferred stock issued and outstanding as of December 31, 2025.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may, receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Transfer Agent and Registrar

Our Transfer Agent and Registrar for our Common Stock is Broadridge Corporate Issuer Solutions, PO Box 1342, Brentwood, NY 11717.